EXHIBIT 99.1

News Release

Pioneer Reports First Quarter 2008 Results

Dallas, Texas, May 7, 2008 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended March 31, 2008.

•	Reported first quarter net income of $130 million, or $1.09 per diluted share
•	Increased average daily oil and gas sales to 110,298 barrels oil equivalent per day (BOEPD); 24% above comparable sales for the first quarter of 2007
•	Posted 31% combined production growth from Spraberry, Raton and Edwards fields from the prior year quarter
•	Announced initiatives to capture additional resource potential of one billion barrels oil equivalent (BOE) in the Spraberry field
•	Announced a new discovery in the Pierre Shale gas play in the Raton Basin in southeastern Colorado with net resource potential of more than two trillion cubic feet
•	Drilled three successful Silurian wells in Tunisia; two wells included new discoveries in the Ordovician and TAGI formations

Scott Sheffield, Chairman and CEO, stated, “Delivering consistent, repeatable reserve and production growth was a key goal in our decision to refocus the Company’s efforts on our onshore assets, particularly those in North America. Our first quarter results further demonstrate that this goal is being achieved. With the new opportunities we’ve announced in our two largest core areas (Spraberry and Raton), our active onshore drilling program and plans to expand drilling in 2009, we are highly confident that the Company will continue to deliver consistent growth and achieve our recently increased target for 14+% compound average annual growth (CAGR) in production per share and 20+% CAGR in after-tax cash flow through 2011.

“Pioneer has reached an important inflection point. From 2008 to 2009, based on current strip commodity prices and expected production growth, our after-tax cash flow is expected to grow by approximately 50%.”

Financial Review

Pioneer’s first quarter net income was $130 million, or $1.09 per diluted share, and included income of $11 million ($7 million or $.06 per diluted share after tax) associated with the refund of Alaskan Petroleum Production Tax credits which are earned for qualified capital expenditures and income of $2 million ($.02 per diluted share) from discontinued operations.

First quarter oil and gas sales exceeded expectations. Oil sales averaged 28,145 barrels per day (BPD), natural gas liquids sales averaged 19,408 BPD and gas sales averaged 376 million cubic feet per day (MMCFPD).

The reported first quarter average price for oil was $77.41 per barrel and included $10.17 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded. The price for natural gas liquids was $53.89 per barrel. The reported price for gas was $7.74 per thousand cubic feet (MCF), including $.40 per MCF related to deferred revenue from VPPs for which production was not recorded.

First quarter production costs averaged $13.22 per BOE. Production costs were primarily impacted by (i) higher production taxes, electricity and fuel costs related to the increase in commodity prices, (ii) increased compressor maintenance in Raton, (iii) higher lease operating expenses associated with initiating production operations in the Cherouq Concession in Tunisia (formerly a part of the Jenein Nord block) and (iv) fixed costs associated with operating the Sable Floating Production Storage and Offloading vessel (FPSO) coupled with declining field production.

Exploration and abandonment costs were $39 million for the quarter and included $5 million of acreage and unsuccessful drilling costs and $34 million of geologic and geophysical expenses, including seismic costs related to ongoing activities in the Edwards Trend and Tunisia and personnel costs.

Cash flow from operating activities for the first quarter was $178 million.

Valuation

Pioneer recently updated its estimate of the Company’s net asset value (NAV) considering current proved reserves and net resource potential estimates. Utilizing an oil price of $85 per barrel, a gas price of $8.50 per MCF and a 10% present value discount rate, Pioneer estimates that its NAV is approximately $109 per share. At $100 per barrel and $10 per MCF, estimated NAV is approximately $153 per share. Approximately 50% of the estimated NAV is attributable to proved reserves.

In April, Pioneer completed the initial public offering of common units in Pioneer Southwest Energy Partners L.P. (PSE) and received net proceeds of $163 million in early May, including proceeds related to the underwriters’ exercise of their over-allotment option in full. PSE has interests in producing wells that had 34 million BOE of estimated proved reserves as of December 31, 2007, and average production of 5,367 BOEPD during 2007. Pioneer retained an ownership interest in PSE of approximately 68%.

Operations

In the Spraberry oil field, Pioneer is actively undertaking initiatives to capture additional resource potential and currently estimates that the field holds approximately 1 billion BOE of resource potential above current proved reserves. Spraberry production increased 21% in the first quarter of 2008 compared to first quarter 2007. The Company is running 16 rigs in the field, has drilled 94 wells in its 350-well program and expects Spraberry production to grow approximately 15% during 2008. Increased drilling activity beginning in 2009 and new resource recovery initiatives support expectations for 15% compound average annual growth in production through 2011.

Pioneer recently announced a new discovery in the Pierre Shale gas play in the Raton Basin in southeastern Colorado with more than two trillion cubic feet of net resource potential. The play is being developed under the existing Raton coal bed methane (CBM) field. A total of 10 vertical wells have been drilled; five wells drilled into the “fairway” proved commerciality of the Kp1 (lowest) interval and five other wells tested the areal extent of the play. Pioneer has initiated testing in the Kp2 and Kp3 intervals in several wells. This summer, the Company plans to begin assessing the potential upside from horizontal drilling. Pioneer expects to complete 175 wells

(160 CBM wells and approximately 15 Pierre Shale wells) during 2008 and increase production by approximately 15% from 2007 levels.

The Company’s active drilling program in the Edwards Trend in South Texas continues with 11 wells drilled in the first quarter. First quarter 2008 production was up 65% compared to the same quarter in 2007 and is expected to grow more than 25% in 2008 with the drilling of at least 35 development and appraisal wells. During the first quarter, Pioneer announced further success in a new large field that was discovered in the Edwards Trend during 2007. Several wells in the field have been tested with initial production rates ranging from 10 MMCFPD to 18 MMCFPD. While these rates are not indicative of expected stabilized production rates, they materially exceeded historical average initial test rates from wells drilled in the trend. Through the remainder of 2008, the Company is planning to add facility capacity of 25 MMCFPD to 50 MMCFPD to accommodate additional growth.

Pioneer has commenced a 20-well drilling program in the Barnett Shale, which includes participation with another operator in the drilling of six wells. Beginning in 2009, the Company plans to expand its Barnett drilling program with gas equivalent production expected to grow from a current level of approximately 15 MMCFPD to approximately 100 MMCFPD by 2011.

In Tunisia, Pioneer drilled three successful Silurian wells, one in the Cherouq Concession and two in the Adam Concession. Two of the wells also included new discoveries in the Ordovician and TAGI formations, with the new zones testing at combined rates of approximately 3,500 BOEPD. Construction of Cherouq production facilities is on schedule and the 3-D seismic program in Anaguid and Cherouq is approximately 70% complete. Pioneer plans to drill 15 to 17 wells in Tunisia during 2008 and increase daily production by 80% to 90%.

Offshore South Africa, production continues from Pioneer’s interests in the Sable oil field and the South Coast Gas (SCG) project. Facilities modifications are planned for late 2008/early 2009 to allow for simultaneous production of oil and gas from Sable which will significantly expand the gas produced through the SCG project and also result in lower operating costs once the Sable FPSO is released.

On the North Slope of Alaska, Pioneer has drilled the first producing well and a disposal well at Oooguruk. First production is expected during the second quarter of 2008 with first sales anticipated following the completion of scheduled mid-year maintenance at third-party onshore production facilities. The Company expects to have five to six producing wells and several injection wells drilled by year-end 2008, with net sales expected to reach 3 MBOPD to 4 MBOPD.

Financial Outlook

Second quarter 2008 production is forecasted to average 110,000 BOEPD to 115,000 BOEPD. Production growth is expected to continue during the second quarter, driven primarily by increasing production from Pioneer’s core onshore areas (Spraberry, Raton, Edwards and Tunisia). The forecasted second quarter production range includes approximately 1,100 BOEPD of production that is attributable to the public ownership in PSE. The expense estimates below also include portions attributable to the public ownership in PSE.

Second quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $12.75 to $13.75 per BOE based on current NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $10.75 to $11.75 per BOE.

Total exploration and abandonment expense during the second quarter is expected to be $40 million to $70 million, including up to $35 million associated with drilling in lower-risk resource plays in the Edwards Trend and Tunisia and $35 million of seismic (principally in the Edwards Trend and Tunisia) and personnel costs.

General and administrative expense is expected to be $34 million to $38 million. Interest expense is expected to be $36 million to $40 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

The Company’s second quarter effective income tax rate is expected to range from 40% to 50%based on current capital spending plans. Cash taxes are expected to be $15 million to $25 million and are primarily attributable to Tunisia.

Second quarter 2008 amortization of deferred losses on terminated oil and gas hedges is expected to be $30 million. The Company's financial results, oil and gas hedges and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call

On Wednesday, May 7 at 10:00 a.m. Eastern Time, Pioneer will discuss its financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. At the website, select ‘INVESTOR’ at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (877) 723-9509 (confirmation code: 9173534) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 9173534).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, South Africa and Tunisia. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans (including its plan to repurchase stock) or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, and acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Pioneer uses certain terms in this release, such as "resource potential” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.

A copy of the final prospectus relating to the initial public offering of common units in Pioneer Southwest Energy Partners L.P. may be obtained by submitting requests to Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, phone: 718-765-6732, fax: 718-765-6734; Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, 2nd Floor, Jersey City, NJ 07311, or by telephone at (800) 503-4611, or by email at prospectus.cpdg@db.com; or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: 212-821-3000. A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.

Pioneer does not consider “Net Asset Value” and “Net Asset Value Per Share” to be “non-GAAP financial measures,” as defined in SEC rules. Pioneer uses Net Asset Value as an estimate of fair value. Net Asset Value and Net Asset Value Per Share should not be considered as alternatives to Standardized Measure, Stockholders Equity or per share statements of those measures. Pioneer’s Net Asset Value calculation is based on numerous assumptions that may change as a result of future activities or circumstances.

Pioneer Natural Resources Contacts:

Investors

Frank Hopkins – 972-969-4065
James Meier – 972-969-3931

Media and Public Affairs

Susan Spratlen – 972-969-4018

PIONEER NATURAL RESOURCES COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$17,320	$12,171
Accounts receivable, net	295,882	283,832
Income taxes receivable	40,121	40,046
Inventories	124,386	97,619
Prepaid expenses	8,567	9,378
Deferred income taxes	163,098	108,073
Other current assets, net	39,263	213,936

Total current assets	688,637	765,055

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	9,548,517	9,251,113
Accumulated depletion, depreciation and amortization	(2,130,805)	(2,028,472)

Total property, plant and equipment	7,417,712	7,222,641

Deferred income taxes	9,780	10,263
Goodwill	310,861	310,870
Other assets, net	318,977	308,152

	$8,745,967	$8,616,981

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$335,613	$378,416
Interest payable	28,685	42,020
Income taxes payable	22,033	12,842
Deferred revenue	155,379	158,138
Other current liabilities	481,641	402,753

Total current liabilities	1,023,351	994,169

Long-term debt	2,803,558	2,755,491
Deferred income taxes	1,291,212	1,229,677
Deferred revenue	288,422	325,142
Other liabilities and minority interests	288,520	269,780
Stockholders' equity	3,050,904	3,042,722

	$8,745,967	$8,616,981

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2008	2007

Revenues and other income:
Oil and gas	$558,476	$353,582
Interest and other	25,024	13,486
Gain on disposition of assets, net	678	251
	584,178	367,319
Costs and expenses:
Oil and gas production	132,647	89,448
Depletion, depreciation and amortization	109,627	78,850
Exploration and abandonments	38,677	71,771
General and administrative	36,481	32,624
Accretion of discount on asset retirement obligations	2,142	1,632
Interest	37,453	28,425
Hurricane activity, net	458	13,548
Other	11,626	8,373
	369,111	324,671

Income from continuing operations before income taxes	215,067	42,648
Income tax provision	(87,267)	(14,632)

Income from continuing operations	127,800	28,016
Income from discontinued operations, net of tax	1,940	1,577
Net income	$129,740	$29,593

Basic earnings per share:
Income from continuing operations	$1.08	$.23
Income from discontinued operations, net of tax	.02	.01
Net income	$1.10	$.24

Diluted earnings per share:
Income from continuing operations	$1.07	$.23
Income from discontinued operations, net of tax	.02	.01
Net income	$1.09	$.24

Weighted average shares outstanding:
Basic	117,934	121,523
Diluted	119,092	122,794

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2008	2007

Cash flows from operating activities:
Net income	$129,740	$29,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	109,627	78,850
Exploration expenses, including dry holes	3,548	43,418
Hurricane activity	—	19,000
Deferred income taxes	66,164	9,476
Gain on disposition of assets, net	(678)	(251)
Accretion of discount on asset retirement obligations	2,142	1,632
Discontinued operations	348	16,442
Interest expense	3,472	4,726
Commodity hedge related activity	7,665	5,899
Amortization of stock-based compensation	8,980	7,738
Amortization of deferred revenue	(39,479)	(45,034)
Other noncash items	(4,640)	(6,283)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,061)	(15,227)
Income taxes receivable	(76)	12,558
Inventories	(26,172)	1,989
Prepaid expenses	937	1,156
Other current assets, net	1,995	212
Accounts payable	(33,913)	(24,590)
Interest payable	(13,335)	(3,470)
Income taxes payable	9,190	6,814
Other current liabilities	(33,772)	(14,651)
Net cash provided by operating activities	177,682	129,997
Net cash used in investing activities	(177,540)	(447,455)
Net cash provided by financing activities	5,007	323,643
Net increase in cash and cash equivalents	5,149	6,185
Effect of exchange rate changes on cash and cash equivalents	—	132
Cash and cash equivalents, beginning of period	12,171	7,033
Cash and cash equivalents, end of period	$17,320	$13,350

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended
		March 31,
		2008	2007
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) -	U.S.	21,419	18,808
	South Africa	2,823	2,347
	Tunisia	3,903	4,093
	Worldwide	28,145	25,248

Natural gas liquids (Bbls) -	U.S.	19,408	16,855

Gas (Mcf) -	U.S.	369,819	282,594
	South Africa	5,073	—
	Tunisia	1,578	—
	Worldwide	376,470	282,594

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) -	Canada	—	360

Natural gas liquids (Bbls) -	Canada	—	338

Gas (Mcf) -	Canada	—	47,713

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$70.23	$51.99
	South Africa	$101.48	$62.43
	Tunisia	$99.36	$59.51
	Worldwide	$77.41	$54.18

Natural gas liquids (per Bbl) -	U.S.	$53.89	$31.68

Gas (per Mcf) -	U.S.	$7.73	$7.17
	South Africa	$7.61	$—
	Tunisia	$10.90	$—
	Worldwide	$7.74	$7.17

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended
	March 31,
	2008	2007

Net income	$129,740	$29,593
Depletion, depreciation and amortization	109,627	78,850
Exploration and abandonments	38,677	71,771
Hurricane activity	—	19,000
Accretion of discount on asset retirement obligations	2,142	1,632
Interest expense	37,453	28,425
Income tax provision	87,267	14,632
Gain on disposition of assets, net	(678)	(251)
Discontinued operations	348	16,442
Current income tax provision on discontinued operations	519	4,494
Cash exploration and interest expense on discontinued operations	—	1,123
Commodity hedge related activity	7,665	5,899
Amortization of stock-based compensation	8,980	7,738
Amortization of deferred revenue	(39,479)	(45,034)
Other noncash items	(4,640)	(6,283)

EBITDAX (a)	377,621	228,031

Cash interest expense	(33,981)	(23,768)
Current income taxes	(21,622)	(9,650)

Discretionary cash flow (b)	322,018	194,613

Cash exploration expense	(35,129)	(29,407)
Changes in operating assets and liabilities	(109,207)	(35,209)

Net cash provided by operating activities	$177,682	$129,997

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; noncash hurricane activity; accretion of discount on asset retirement obligations; interest expense; income taxes; gain on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Hedge Positions as of May 5, 2008

	2008
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2009	2010

Average Daily Oil Production Hedged:
Swap Contracts:
Volume (Bbl)	15,000	15,000	15,000	8,000	4,000
NYMEX price (Bbl)	$65.46	$65.46	$65.46	$79.43	$85.21
Collar Contracts:
Volume (Bbl)	3,000	3,000	3,000	2,000	—
NYMEX price (Bbl):
Ceiling	$80.80	$80.80	$80.80	$76.50	$—
Floor	$65.00	$65.00	$65.00	$65.00	$—
Average Daily Natural Gas Liquid Production Hedged:
Swap Contracts:
Volume (Bbl)	1,000	1,000	1,000	1,000	1,000
Blended index price (Bbl) (a)	$50.74	$50.74	$50.74	$47.41	$46.15
Average Daily Gas Production Hedged:
Swap Contracts:
Volume (MMBtu)	215,000	215,000	201,739	19,795	5,000
NYMEX price (MMBtu) (b)	$8.37	$8.37	$8.40	$9.45	$8.54

_____________

(a)	Represents blended Mont Belvieu posted price per Bbl.
(b)	Approximate, based on historical differentials to index prices.

Amortization of Deferred Revenue Associated with Volumetric

Production Payments and Net Derivative Losses as of March 31, 2008

(in thousands)

	2008
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2009	Thereafter	Total

Total deferred revenues (a)	39,457	39,707	39,495	$147,906	$177,236	$443,801
Less derivative losses to be recognized in pretax earnings (b)	(372)	(284)	(839)	(3,613)	(9,133)	(14,241)

Total VPP impact to pretax earnings	$39,085	$39,423	$38,656	$144,293	$168,103	$429,560

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Deferred Losses on Terminated Commodity Hedges as of March 31, 2008(a)

(in thousands)

	2008
	Second	Third	Fourth
	Quarter	Quarter	Quarter	2009	2010	Thereafter

Commodity hedge losses (b)	$29,639	$29,601	$29,237	$20,709	$17,783	$—

_____________

(a)	Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.